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                                                                    Exhibit 99


FOR IMMEDIATE RELEASE                                    Contact:
Date: May 12                                             Peter F. Loscocco
                                                         Borden Chemical, Inc.
                                                         614/225-4127

Borden Chemical, Inc. Acquires Spurlock Industries

     COLUMBUS, OHIO - May 12 - Borden Chemical, Inc. announced today that it has completed the acquisition of formaldehyde and resins producer Spurlock Industries, Inc.

     Through the transaction, Borden Chemical adds Spurlock's manufacturing facilities located in Waverly, VA., Malvern, Ark., and Moreau, N.Y. to its growing network of formaldehyde and resins plants. Spurlock's more than 70 employees also are joining Borden Chemical. Spurlock Industries generated 1998 sales of $27.7 million.

     The purchase price  was $23 million.   In  addition, Borden Chemical  has
assumed approximately $12 million in debt.

     "Spurlock represents a nice extension of our existing formaldehyde and forest products business," said Michael E. Ducey president and chief executive officer for Borden Chemical. "In addition, their plant locations expand our growing North American network of formaldehyde and resin production sites."

     Borden Chemical, Inc., a subsidiary of privately held Borden, Inc., is a leading global source for formaldehyde, resins, melamine, coatings and other adhesive products serving a broad range of markets including the forest products, foundry, automotive, construction, composites, electronics and oilfield industries.

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NOTE TO EDITORS:  Borden  Chemical, Inc. is privately held and  not affiliated with Borden Chemicals and Plastics Limited Partnership (NYSE: BCU). Please do not run under the BCU symbol.

     180 East Broad Street, Columbus, Ohio 43215-3799 -Telephone 614-225-4000





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